Exhibit 99.1
February 27, 2006

FOR IMMEDIATE RELEASE
Major Markets Circuit
Dateline: Longview, Washington
NYSE: LFB

Contact:         L. J. McLaughlin
Senior Vice President-Finance
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY DECLARES INCREASED
QUARTERLY DIVIDEND OF $0.25 PER SHARE

— Increased Dividend Rate Reflects Company’s Planned REIT Conversion —

LONGVIEW, Wash., February 27, 2006 - Longview Fibre Company (NYSE:LFB) announced today that, at its regularly scheduled board meeting, the Board of Directors declared a quarterly cash dividend of $0.25 per share on the company’s common stock, payable April 4, 2006 to shareholders of record at the close of business March 27, 2006. The dividend is the first quarterly dividend to be paid under the company's new dividend policy which anticipates an annual dividend of $1.00 per share. The dividend rate takes into account the shares to be issued in the company's common stock offering announced today, but will be adjusted proportionately to reflect the incremental shares that will be issued in a special taxable distribution to shareholders in connection with the company's conversion to a real estate investment trust. The special taxable distribution is expected to be completed by December 31, 2006.

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements
Except for historical information, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events and results could differ materially from those anticipated by the company. The following risks, uncertainties and factors, among others, could cause actual results or events to differ materially from those expressed in the forward looking statements: adverse developments in the capital markets, the company's operations or reported results that could delay or prevent the company from refinancing its outstanding indebtedness and raising the funds necessary to fund the cash portion of the E&P distribution on acceptable terms or at all, which would delay or prevent the company from completing its REIT conversion; potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT; the occurrence of other events that require a change in the timing of the REIT election; and the annual $1.00 per share dividend policy could be discontinued at any time. The company’s actual dividend payments are subject to final board approval and will be based on the company’s results of operations, cash flow and prospects at the time, as well as any contractual limitations in the company’s debt instruments. As a result, the level of dividends the company will pay could be less than expected.

Except as required by law, the company does not undertake any obligation to update forward-looking statements should circumstances or the company’s estimates or projections change.
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